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                                                                      Exhibit 5

                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190

Telephone (617) 573-0100                              Facsimile (617) 227-4420


                                December 10, 1999


Procept, Inc
840 Memorial Drive
Cambridge, Massachusetts 02139


         We are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Procept, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 10,920,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be issued in connection with the merger of Procept Acquisition Corp. ("Merger Sub") with and into Heaven's Door Corporation ("HDC") pursuant to the Agreement and Plan of Merger dated as of November 8, 1999 (the "Agreement") among the Company, HDC, Merger Sub, and certain stockholders of HDC.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that upon issuance of the Shares in accordance with the Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,



                                               /s/ Palmer & Dodge LLP